EXHIBIT 10.22

FIFTH AMENDMENT TO LEASE

I.	PARTIES AND DATE.

This Amendment to Lease dated                9/10               2007, is by and between THE IRVINE COMPANY LLC, a Delaware limited liability company, formerly The Irvine Company, a Delaware corporation ("Landlord"), and ACACIA RESEARCH CORPORATION, a Delaware corporation ("Tenant").

II.	RECITALS.

                On January 28, 2002, Landlord and Tenant entered into an office space lease for space in a building located at 500 Newport Center Drive, Suite 700, Newport Beach, California ("Premises"), which lease was amended by a First Amendment to Lease dated August 13, 2004, wherein Suite 780 was added to the Premises, a Second Amendment to Lease dated February 9, 2005, wherein Suite 750 was added to the Premises, a Third Amendment to Lease dated March 14, 2006, and a Fourth Amendment to Lease dated November 9, 2006, wherein Suite 570 was added to the Premises (as amended, the "Lease").

Landlord and Tenant each desire to modify the Lease to add approximately 3,419 rentable square feet of space on the eighth (8th) floor of the Building ("Suite 830"), adjust the Basic Rent, and make such other modifications as are set forth in "III. MODIFICATIONS" next below.

III.	MODIFICATIONS.

A.            Basic Lease Provisions. The Basic Lease Provisions are hereby amended as follows:

1.    Effective as of the Commencement Date for Suite 830, Item 2 shall be amended by adding "Suite 830."

2.    Item 4 is hereby amended by adding the following: "Estimated Commencement Date for Suite 830: October 15, 2007"

3.    Effective as of the Commencement Date for Suite 830, Item 6 shall be amended by adding the following:

"Basic Rent for Suite 830: Thirteen Thousand Eight Hundred Forty-Seven Dollars ($13,847.00) per month.

Rental Adjustments for Suite 830:

Commencing February 15, 2008, the Basic Rent for Suite 830 shall be Fourteen Thousand Three Hundred Ninety-Four Dollars ($14,394.00) per month.

Commencing February 15, 2009, the Basic Rent for Suite 830 shall be Fourteen Thousand Nine Hundred Seventy-Five Dollars ($14,975.00) per month.

Commencing February 15, 2010, the Basic Rent for Suite 830 shall be Fifteen Thousand Five Hundred Ninety-One Dollars ($15,591.00) per month.

Commencing February 15, 2011, the Basic Rent for Suite 830 shall be Sixteen Thousand Two Hundred Six Dollars ($16,206.00) per month."

4.     Effective as of the Commencement Date for Suite 830, Item 7 shall be amended by adding the following:

"Property Tax Base for Suite 830: The Property Taxes per rentable square foot incurred by Landlord and attributable to the twelve month period ending June 30, 2008.

Building Cost Base for Suite 830: The Building Costs per rentable square foot incurred by Landlord and attributable to the twelve month period ending June 30, 2008.,

5.     Effective as of the Commencement Date for Suite 830, Item 8 shall be amended by adding "and Suite 830 comprising approximately 3,419 rentable square feet."

6.     Item 9 is hereby deleted in its entirety and the following substituted in lieu thereof:

"9.  Security Deposit. $46,506.00"

7.     Effective as of the Commencement Date for Suite 830. Item 12 shall be deleted in its entirety and the following shall be substituted in lieu thereof:

"12.    Parking: Sixty-five (65) unreserved vehicle parking spaces "

B.    Commencement Date. As used herein, the "Commencement Date for Suite 830" shall occur on the earlier of (a) the date Suite 830 is deemed ready for occupancy pursuant to Section III.C below, or (b) the date Tenant commences its business activities within Suite 830. Promptly following request by Landlord, the parties shall memorialize on a form provided by Landlord (the " Suite 830 Commencement Memorandum") the actual Commencement Date for Suite 830: should Tenant fail to execute and return the Suite 830 Commencement Memorandum to Landlord within five (5) business days (or provide specific written objections thereto within that period), then Landlord's determination of the Commencement Date for Suite 830 as set forth in the Suite 830 Commencement Memorandum shall be conclusive.

C.    Delay in Possession. If Landlord, for any reason whatsoever, cannot deliver possession of Suite 830 to Tenant on or before the Estimated Commencement Date for Suite 830 set forth in Section III.A.2 above, this Amendment shall not be void or voidable nor shall Landlord be liable to Tenant for any resulting loss or damage. However, Tenant shall not be liable for any rent for Suite 830 and the Commencement Date for Suite 830 shall not occur until Landlord delivers possession of Suite 830 and Suite 830 is in fact ready for occupancy as defined below, except that if Landlord's failure to so deliver possession is attributable to any action or inaction by Tenant (including without limitation any Tenant Delay described in the Work Letter, if any, attached to this Amendment), then Suite 830 shall be deemed ready for occupancy, and Landlord shall be entitled to full performance by Tenant (including the payment of rent), as of the date Landlord would have been able to deliver Suite 830 to Tenant but for Tenant's delay(s). Subject to the foregoing, Suite 830 shall be deemed ready for occupancy if and when Landlord, to the extent applicable, (a) has put into operation all building services essential for the use of Suite 830 by Tenant, (b) has provided reasonable access to Suite 830 for Tenant so that it may be used without unnecessary interference, (c) has substantially completed all the work required to be done by Landlord in this Amendment, and (d) has obtained requisite governmental approvals to Tenant's occupancy.

D.    Security Deposit. Concurrently with Tenant's delivery of this Amendment, Tenant shall deliver the sum of Seventeen Thousand Eight Hundred Twenty-Seven Dollars ($17,827.00) to Landlord, which sum shall be added to the Security Deposit presently being held by Landlord in accordance with Section 4.3 of the Lease.

E.    Operating Expenses. Notwithstanding any contrary provision in the Lease, Landlord hereby agrees that Tenant shall not be obligated to pay Landlord for Operating Expenses accruing in connection with Suite 830 during the twelve (12) month period commencing as of the Commencement Date for Suite 830.

F.            Signage. Landlord, at its sole cost and expense, shall affix and maintain a sign (restricted solely to Tenant's name as set forth herein) adjacent to the entry door of Suite 830, and shall add an identification strip in the lobby directory of the Building. Any subsequent changes to that initial signage shall be made at Tenant's expense in accordance with Section 5.2 of the Lease.

G.           Floor Plan of Premises. Effective as of the Commencement Date for Suite 830, Exhibit A-3 attached to this Amendment shall be added to Exhibit A of the Lease.

H.   Parking. Notwithstanding any contrary provision in the Lease, effective as of the Commencement Date for Suite 830, Landlord shall provide to Tenant in connection with its leasing of Suite 830, and Tenant may lease from Landlord, up to twelve (12) additional unreserved parking stalls (the "Suite 830 Allotted Stalls") (as reflected in the revised parking allotment set forth in Section 111.7 of this Amendment). Landlord agrees that Tenant may convert up to four (4) of the Suite 830 Allotted Stalls to reserved stalls by providing written notice of such election to Landlord prior to June 30, 2008 (the "Suite 830 Converted Stalls"). Tenant acknowledges that, if such written notice of election is not delivered to Landlord prior to June 30, 2008, then the conversion of the unreserved stalls to reserved stalls shall be subject to the month to month availability of such reserved stalls as determined by Landlord and the reserved stalls shall be at Landlord's scheduled rates. Notwithstanding any contrary provision in Exhibit C to the Lease, during the period commencing as of the Commencement Date for Suite 830 and ending February 29, 2012 only and subject to the foregoing, the stall charges for the Suite 830 Allotted Stalls shall be Seventy-Five Dollars ($75.00) per unreserved stall per month, and, if applicable, One Hundred Ten Dollars ($110.00) per Suite 830 Converted Stall per month. Thereafter, the stall charges shall be at Landlord's scheduled parking rates from time to time.

I.            Tenant improvements. Landlord hereby agrees to complete the Tenant Improvements for Suite 830 in accordance with the provisions of Exhibit X, Work Letter, attached hereto.

J.    Contingency. Tenant understands and agrees that the effectiveness of this Amendment is contingent upon the mutual execution and delivery of a new lease between Landlord and Mobilitie, LLC, a Nevada limited liability company, the third party tenant currently in possession of Suite 830, to relocate said third party tenant to another space in Landlord's portfolio.

IV.	GENERAL.

A.    Effect of Amendments. The Lease shall remain in full force and effect except to the extent that it is modified by this Amendment.

B.    Entire Agreement. This Amendment embodies the entire understanding between Landlord and Tenant with respect to the modifications set forth in "III. MODIFICATIONS" above and can be changed only by a writing signed by Landlord and Tenant.

C.    Counterparts. If this Amendment is executed in counterparts, each is hereby declared to be an original; all, however, shall constitute but one and the same amendment. In any action or proceeding, any photographic, photostatic, or other copy of this Amendment may be introduced into evidence without foundation.

D.    Defined Terms. All words commencing with initial capital letters in this Amendment and defined in the Lease shall have the same meaning in this Amendment as in the Lease, unless they are otherwise defined in this Amendment.

E.    Authority. If Tenant is a corporation, limited liability company or partnership, or is comprised of any of them, each individual executing this Amendment for the corporation, limited liability company or partnership represents that he or she is duly authorized to execute and deliver this Amendment on behalf of such entity and that this Amendment is binding upon such entity in accordance with its terms.

F.    Attorneys' Fees. The provisions of the Lease respecting payment of attorneys' fees shall also apply to this Amendment.

IV.	EXECUTION.

Landlord and Tenant executed this Amendment on the date as set forth in "I. PARTIES AND DATE." above.

LANDLORD: THE IRVINE COMPANY LLC	TENANT: ACACIA RESEARCH CORPORATION

By: /s/ Steven M. Case Senior Vice President, Leasing Office Properties	By: /s/ Paul R. Ryan Printed Name: Paul R. Ryan Title: Chairman & CEO

By: /s/ Steven E. Claton Vice President, Operation Office Properties	By: /s/ Robert L. Harris Printed Name: Robert L. Harris Title: President

THE IRVINE COMPANY

550 Newport Center Drive

Suite 830

EXHIBIT A-3

EXHIBIT X

WORK LETTER

Landlord shall cause its contractor to install new carpet in Suite 830 and repaint the painted wall surfaces in Suite 830 ("Tenant Improvements"). Unless otherwise agreed in writing by Landlord, all materials and finishes utilized in constructing the Tenant Improvements shall be Landlord's building standard, Should Landlord submit any addihonal p!ans, equipment specification sheets, or other matters to Tenant for approval or completion, Tenant shall respond in writing, as appropriate, within three (3) business days unless a shorter period is provided herein. Tenant shall not unreasonably withhold its approval of any matter, and any disapproval shall be with reasons specified.

In the event that Tenant requests any changes or additional work ("Changes"), then provided such Change is acceptable to Landlord, Landlord shall advise Tenant by written change order of any additional cost and/or Tenant Delay (as defined below) such change would cause. Tenant shall approve or disapprove such change order in writing within two (2) business days following its receipt. Tenant's approval of a change order shall not be effective unless accompanied by payment in full of the additional cost of the Tenant Improvement work resulting from the change order. It is understood that Landlord shall have no obligation to interrupt or modify the Tenant Improvement work pending Tenant's approval of a change order.

Notwithstanding any provision in the Lease to the contrary, if Tenant fails to comply with any of the time periods specified in this Work Letter, requests any Changes to the work, fails to make timely payment of any sum due hereunder, furnishes inaccurate or erroneous specifications or other information, or otherwise delays in any manner the completion of the Tenant Improvements or the issuance of an occupancy certificate (any of the foregoing being referred to in this Lease as a "Tenant Delay"), then Tenant shall bear any resulting additional construction cost or other expenses and the Commencement Date for Suite 830 shall be deemed to have occurred for all purposes, including Tenant's obligation to pay rent, as of the date Landlord reasonably determines that it would have been able to deliver Suite 830 to Tenant but for the collective Tenant Delays.

Landlord shall permit Tenant and its agents to enter Suite 830 up to ten (10) days prior to the Commencement Date for Suite 830 in order that Tenant may perform any work to be performed by Tenant hereunder through its own contractors, subject to Landlord's prior written approval, and in a manner and upon terms and conditions and at times satisfactory to Landlord's representative. The foregoing license to enter Suite 830 prior to the Commencement Date for Suite 830 is, howevor, conditioned upon Tenant's contractors and their subcontractors and employees working in harmony and not interfering with the work being performed by Landlord. If at any time that entry shall cause disharmony or interfere with the work being performed by Landlord, this license may be withdrawn by Landlord upon twenty-four (24) hours written notice to Tenant. That license is further conditioned upon the compliance by Tenant's contractors with all requirements imposed by Landlord on third party contractors, including without limitation the maintenance by Tenant and its contractors and subcontractors of workers' compensation and public liability and property damage insurance in amounts and with companies and on forms satisfactory to Landlord, with certificates of such insurance being furnished to Landlord prior to proceeding with any such entry. The entry shall be deemed to be under all of the provisions of the Lease except as to the covenants to pay rent. Landlord shall not be liable in any way for any injury, loss or damage which may occur to any such work being performed by Tenant, the same being solely at Tenant's risk. In no event shall the failure of Tenant's contractors to complete eny work in Suite 830 extend the Commencement Date for Suite 830.

Tenant hereby designates Chi Harris, Telephone No. (949)480-8300, as its representative, agent and attorney-in-fact for the purpose of receiving notices, approving submittals and issuing requests for Changes, and Landlord shall be entitled to rely upon authorizations and directives of such person(s) as if given by Tenant. Tenant may amend the designation of its construction representative(s) at any time upon delivery of written notice to Landlord.